FOR IMMEDIATE RELEASE

Media: Julie Ketay, +1.630.598.8727

Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION REPORTS 9% HIGHER NET SALES – WITH GROWTH IN ALL SIX SEGMENTS – FOR THIRD QUARTER OF FISCAL 2007

Reported operating income matches prior year, while adjusted operating income rose 9.1%, driving adjusted operating margin expansion as turnaround continues

DOWNERS GROVE, Ill. (May 10, 2007) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the third quarter of fiscal 2007, ending March 31, 2007, were $3.0 billion, an increase of 9.2% compared to $2.8 billion in the prior year’s third quarter. Net sales grew in all six business segments, with particularly strong growth in international beverage (+17.5%), household and body care (+14.3%), and international bakery (+11.4%).

“We delivered outstanding sales growth this quarter on the strength of new product launches by a number of our key brands around the world, including Sara Lee, Jimmy Dean, Hillshire Farm, Senseo, Sanex and Ambi Pur,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “This marks our fourth consecutive quarter of improving business performance across all of our segments. The combination of continuous improvement initiatives, strategic pricing and innovation programs, along with ongoing cost-saving efforts, has allowed our businesses to overcome significantly higher input costs and increase profitability.

“Our 50,000 employees around the world are working more collaboratively than ever before to reach our business objectives, which is why I remain confident we will continue to execute our plan effectively and deliver strong, consistent business improvement over the long term,” concluded Barnes.

Sara Lee reported operating income of $152 million in the third quarter of fiscal 2007, essentially equaling the $151 million in the year-ago period.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth

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Adjusted net sales – which exclude the impact of foreign currency exchange rates and acquisitions and divestitures – were up 4.9% in the third quarter of fiscal 2007 driven by top-line growth in all six business segments, with particularly strong adjusted sales growth in international beverage (+10.0%), household and body care (+6.8%), and North American retail meats (+5.7%).

Adjusted operating income – which excludes the impact of significant items, foreign currency exchange rates and acquisitions and divestitures – increased 9.1% during the third quarter to $219 million. The increase was primarily driven by improved base business performance at household and body care (+26.8%), foodservice (+24.1%), international bakery (+14.2%) and international beverage (+13.3%).

Diluted EPS from Continuing Operations

In the third quarter of fiscal 2007, diluted earnings per share (EPS) from continuing operations were $.15 per share versus $.10 per share in the third quarter of fiscal 2006. The diluted EPS were impacted by various significant items, as shown in the table on page 3, which on a year-over-year basis increased diluted EPS by $.05 per share.

Diluted EPS as Reported

In the third quarter of fiscal 2007, diluted EPS as reported were $.16 per share versus $.06 per share for the year-ago period, an increase of $.10 per share. Diluted EPS were impacted by various significant items, as shown in the table on page 3, which on a year-over-year basis increased diluted EPS as reported by $.19 per share. The remaining decline in diluted EPS of $(.09) per share was primarily the result of lower earnings from discontinued operations after taking into consideration impairment charges.

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Impact of Significant Items on Diluted Earnings per Share	Third Quarter		Nine Months
	2007	2006	2007	2006
Diluted earnings (loss) per share – continuing operations as reported	$.15	$.10	$.42	$.29

Diluted earnings (loss) per share as reported	$.16	$.06	$.52	$.71

Increase/(decrease) in EPS from:
Exit activities	(.03)	(.03)	(.08)	(.09)
(Charges for) income from business disposition activities	—	.04	.02	.06
Transformation costs	(.03)	(.04)	(.08)	(.09)
Impairment charges	—	—	(.18)	—
Accelerated depreciation	—	(.01)	(.03)	(.02)
Change in vacation policy	—	—	—	.01
Tax benefit (charge)	.08	—	.26	—
Significant items related to continuing operations*	.02	(.03)	(.08)	(.14)
Impairment charges	—	(.22)	—	(.44)
Spin-off costs	—	—	(.03)	—
Exit and transformation costs	—	—	—	(.01)
Tax benefit on Direct Selling and European Meats transaction	—	—	—	.07
Gain on disposition of discontinued operations	—	.09	.05	.37
Significant items related to discontinued operations*	—	(.13)	.02	(.02)
Total impact of significant items*	$.03	$(.16)	$(.07)	$(.16)

*Amounts are rounded and may not add to the total.

The consolidated unit volumes for the corporation, which exclude acquisitions and divestitures, were flat in the third quarter as volume increases at household and body care (+4.9%), international bakery (+3.5%) and North American retail meats (+1.5%) were offset by lower volumes at North American retail bakery (-4.4%), foodservice (-1.2%) and international beverage (-1.0%). Total media advertising and promotion (MAP) spending for continuing operations increased 28% in the third quarter, driven by significantly higher marketing spending at North American retail meats, international beverage, and household and body care.

Year-to-Date Financial Highlights

For the first nine months of fiscal 2007, ending March 31, 2007, Sara Lee reported net sales of $9.1 billion, up 6.9% over the comparable period last year. Adjusted net sales rose 3.6% in the first nine months. Operating income decreased 14.3% in the first nine months of fiscal 2007 from $472 million to $404 million; adjusted operating income, however, was up 14.2%, from $550 million to $628 million. Diluted EPS from continuing operations for the first nine months of fiscal 2007 were $.42, compared to $.29 for the same period last year. Diluted EPS as reported for the first nine months of fiscal 2007 were $.52, compared to $.71 for the year-ago period.

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Net cash from operating activities was $98 million year-to-date, compared to $863 million in the first nine months of fiscal 2006. Of the $765 million decline, $715 million was related to lower cash from operating activities from discontinued operations due primarily to the divestitures made during the past year; the remaining decline was due primarily to cash taxes paid in various tax jurisdictions around the world and higher working capital, which includes higher inventory levels to support new product launches. Corporate unit volumes increased 1.3% in the nine-month period year-over-year. Total MAP spending increased 3% compared to the first nine months of fiscal 2006.

An explanation of the terms “adjusted net sales,” “adjusted operating income,” “adjusted operating segment income” and “adjusted operating margin” and reconciliations to each item’s most comparable U.S. generally accepted accounting principles measure begins on page 27 of this news release.

Business Performance Review

As the spin-off of Hanesbrands was completed on Sept. 5, 2006, the results of the Branded Apparel segment are included in discontinued operations for fiscal 2007 and all prior periods.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is composed of the North American retail meats and retail bakery segments.

North American Retail Meats

Net sales in the North American retail meats segment were up 6.2% to $645 million in the third quarter of fiscal 2007, primarily driven by unit volume growth and a positive sales mix. Adjusted net sales for the third quarter rose 5.7%. For the first nine months of fiscal 2007, North American retail meats reported net sales of $2.0 billion, up 3.7% from $1.9 billion in the year-ago period, while adjusted net sales increased 3.0%.

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North American retail meats reported operating segment income in the third quarter of fiscal 2007 of $31 million, compared to $50 million in the year-ago period. The decrease was due primarily to the year-over-year impact of significant items, higher commodity and labor costs, and higher MAP spending behind the Jimmy Dean and Hillshire Farm brands, partially offset by procurement and other continuous improvement savings. Adjusted operating segment income was $55 million in the third quarter, down 3.6% versus the comparable period last year.

Operating segment income for the first nine months of fiscal 2007 was $52 million, compared to $117 million in the corresponding period of fiscal 2006. The decline resulted from the closing and write-off of a plant, other transformation charges and disappointing second quarter results in Mexico, and was partially offset by the success of new products, positive sales mix, and procurement and other continuous improvement savings. Adjusted operating segment income increased 3.7% in the first nine months compared to the year-ago period.

Notable Events in the Third Quarter:

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Strong unit volumes for U.S. retail meats were partially offset by volume declines in commodity meats and in Mexico, resulting in a 1.5% unit volume increase, excluding acquisitions, for North American retail meats. Strong unit volumes were reported for hot dogs, corn dogs, breakfast and smoked sausages, sliced meats and breakfast sandwiches.

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Breakfast sandwiches and Skillets drove growth for the Jimmy Dean brand in the total protein breakfast category, as the brand increased its dollar share by 1.3 share points to 46.9% versus the comparable period a year ago, according to Information Resources, Inc. (IRI) data (12 weeks ending March 11, 2007).

•	New Hillshire Farm Entrée Salads were successfully launched in the quarter.

•	The meat joint-venture in Mexico returned to profitability in the quarter.

North American Retail Bakery (including Senseo coffee)

North American retail bakery posted a 6.1% increase in third quarter net sales to $476 million, primarily driven by the addition of the Butter-Krust baking business, higher pricing to cover increased wheat costs and a positive sales mix, and partially offset by lower unit volumes. Adjusted net sales increased 0.5% in the third quarter. For the first nine months of fiscal 2007, North American retail bakery reported net sales of $1.5 billion, up 7.5% from $1.4 billion in the year-ago period, while adjusted net sales increased 0.8% year-to-date.

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North American retail bakery reported an operating segment loss of $12 million in the third quarter, compared to a loss of $6 million in the year-ago period. The profit decline was driven primarily by transformation charges and higher market prices for commodities and other inputs and was partially offset by pricing actions and the impact of the Butter-Krust acquisition. During the third quarter of fiscal 2007, the adjusted operating segment income was zero, compared to adjusted operating segment income of $1 million in the prior year’s period. For the first nine months of fiscal 2007, the business reported an operating segment loss of $4 million, compared to a loss of $27 million in the corresponding period of fiscal 2006. Year-to-date, adjusted operating segment income was $14 million, compared to a loss of $6 million in the year-ago period.

Notable Events in the Third Quarter:

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Unit volumes, excluding acquisitions, for North American retail bakery decreased 4.4%, as volume growth in frozen bakery and Senseo single-serve coffee was more than offset by lower volume from exited, non-branded fresh bakery business.

•	Sara Lee Soft & Smooth whole-grain white bread was named one of the 10 most successful new product launches in 2006 by IRI in the 2006 New Product Pacesetters report.

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Sara Lee maintained its position as the No. 1 fresh bread brand in America, gaining 0.7 share points versus the comparable period a year ago and resulting in a 7.9% dollar share, according to IRI share data (12 weeks ending March 11, 2007).

•	Senseo gained 7.1 share points to reach a 42.8% dollar share of the U.S. single-serve coffee category, according to IRI share data (12 weeks ending March 11, 2007).

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

Sara Lee Foodservice reported net sales of $529 million for the third quarter of fiscal 2007, up $8 million, or 1.4%, compared to the year-ago period. This increase was driven by pricing actions to offset higher commodity costs and partially offset by lower unit volumes. Adjusted net sales also increased 1.4% in the quarter as there was no foreign currency impact. For the first nine months of fiscal 2007, Sara Lee Foodservice reported net sales of $1.7 billion, up 1.8% from the prior year’s period. Adjusted net sales for the first nine months of fiscal 2007 also increased 1.8%.

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Operating segment income for the third quarter of fiscal 2007 was $39 million, compared to $28 million for the corresponding period in fiscal 2006, an increase of 42.0%. The profit increase was driven by higher prices to offset commodity cost increases and savings from procurement and other continuous improvement initiatives, which more than offset the inflation of other input costs. Adjusted operating segment income for the third quarter increased 24.1%. Operating segment income for the first nine months of fiscal 2007 was $117 million, an increase of 22.3% compared to $96 million for the same period in fiscal 2006. Adjusted operating segment income for the first nine months of fiscal 2007 increased 15.9%.

Notable Events in the Third Quarter:

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Sara Lee Foodservice unit volumes were down 1.2% in the third quarter of fiscal 2007, as a volume increase in the bakery category was more than offset by lower beverage volumes and the planned exit of certain lower margin meat products.

•	Refrigerated and frozen bakery posted a strong quarter driven by increased pie distribution to key customers and the timing of Easter shipments.

•	In beverage, unit volumes for liquid coffee concentrate increased; however, this growth was more than offset by lower unit volumes in traditional roast and ground coffee, and sauces and condiments.

•	In meats, sales mix improvements resulted in improved margins on lower unit volumes.

Sara Lee International

The Sara Lee International business is composed of the international beverage, bakery, and household and body care segments.

International Beverage

Net sales in the international beverage segment rose 17.5% to $658 million in the third quarter of fiscal 2007, primarily driven by a positive sales mix, price increases, successful new products and favorable foreign currency exchange rates, which more than offset the impact of fiscal 2006 divestitures. Adjusted net sales were up 10.0% in the quarter. For the first nine months of fiscal 2007, international beverage sales were $1.9 billion, up 12.7% from $1.7 billion in the year-ago period. On an adjusted basis, net sales were up 8.2% year-to-date.

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The international beverage segment reported operating segment income of $121 million for the third quarter of fiscal 2007, a decrease of $6 million, or 5.0%, compared to the third quarter of fiscal 2006. The decline was due primarily to a gain on the sale of the European rice business in last year’s third quarter, higher MAP spending and slightly lower unit volumes, partially offset by a favorable sales mix, higher prices, continuous improvement savings and favorable foreign currency exchange rates. Adjusted operating segment income increased 13.3% in the third quarter. Operating segment income for the first nine months of fiscal 2007 was $203 million, compared to $257 million in the corresponding period of fiscal 2006, or a decrease of 20.9%, resulting primarily from the impairment charges taken in the second quarter of fiscal 2007. Adjusted operating segment income was up 13.0% year-to-date.

Notable Events in the Third Quarter:

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Unit volumes declined 1.0% in the third quarter of fiscal 2007, primarily due to lower unit volumes in Brazil (in the wake of price increases), which more than offset double-digit volume growth for Senseo single-serve coffee in Europe and higher unit volumes for Cafitesse liquid coffee concentrate at the international foodservice business.

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Unit volume and sales growth continued for European single-serve coffee driven by price reductions made earlier in the year, market growth and the continued strength of new products, such as Senseo Cappuccino, Mug Size Pods and Espresso.

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In France, the international beverage segment successfully launched Maison du Café L’Or Vitalité, a roast and ground coffee enriched with Guarana to naturally stimulate the body and mind, while Senseo Café Choco coffee pods were launched in Germany.

International Bakery

Net sales for the international bakery segment rose 11.4% to $195 million in the third quarter of fiscal 2007, driven by favorable foreign currency exchange rates, higher unit volumes and price increases to cover higher input costs, partially offset by an unfavorable sales mix into private label breads and cakes in Spain. Adjusted net sales were up 2.4% in the quarter. For the first nine months of fiscal 2007, international bakery reported net sales of $594 million, up 6.6% from $557 million in the year-ago period, an increase driven by favorable foreign currency exchange rates. Adjusted net sales were flat in the first nine months of fiscal 2007.

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Operating segment income was $14 million in the third quarter of fiscal 2007, compared to $13 million in the year-ago period, an increase of 2.2%. This was driven mainly by favorable foreign currency exchange rates, higher unit volumes and price increases. Adjusted operating segment income was up 14.2% in the third quarter. Operating segment income for the first nine months of fiscal 2007 was $32 million, compared to $46 million in the year-ago period. The 30.4% decline resulted primarily from higher charges related to exit activities, an unfavorable sales mix, lower prices and higher commodity costs, and was partially offset by favorable foreign currency exchange rates, higher unit volumes and continuous improvement savings. Adjusted operating segment income declined 21.4% in the first nine months of fiscal 2007.

Notable Events in the Third Quarter:

•	Unit volumes in the international bakery segment were up 3.5% driven by volume growth at the Spanish fresh bakery business and the European refrigerated dough business.

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Bimbo White Crust bread, a sliced bread with white crust, and Bimbo Placer, three new premium cakes, were launched in Spain, while Sara Lee Rhubarb and Custard pie and Sara Lee Apple Berry Custard pudding were launched in Australia.

Household and Body Care

Net sales for the household and body care segment increased 14.3% to $507 million in the third quarter of fiscal 2007, primarily driven by strong unit volume growth and favorable foreign currency exchange rates. Adjusted net sales for the third quarter increased 6.8%. For the first nine months of fiscal 2007, household and body care sales were $1.5 billion, up 10.5% from $1.3 billion in the year-ago period, while adjusted net sales rose 5.1%.

Operating segment income was up 48.1% to $59 million in the third quarter of fiscal 2007, primarily driven by higher unit volumes, favorable foreign currency exchange rates and continuous improvement savings, which were partially offset by higher MAP spending. Adjusted operating segment income for the third quarter increased 26.8%. Operating segment income for the first nine months of fiscal 2007 was $193 million, compared to $155 million in the corresponding period of fiscal 2006, for an increase of 24.4%. This resulted primarily from higher unit volumes, favorable foreign currency exchange rates and continuous improvement savings, and was partially offset by an unfavorable sales mix and increased MAP spending. Adjusted operating segment income for the first nine months of fiscal 2007 increased 23.2%.

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Notable Events in the Third Quarter:

•	Unit volumes in the household and body care segment increased 4.9% in the third quarter of fiscal 2007, driven by unit volume increases in air care, body care and shoe care.

•

In air care, Ambi Pur 3Volution line extensions, such as a Spring variant that was introduced across Europe and an odor neutralizer version that was launched in the United Kingdom, helped drive unit volume growth. Ambi Pur Puresse, a range of hypo-allergenic home fragrances, was launched in Italy, Belgium, Spain and France in the quarter.

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Double-digit unit volume growth in the shoe care category was driven by strong performance in Europe, Africa and the United States, while body care grew on the strength of Sanex and Radox deodorants in the United Kingdom and Duschdas shower gel in Germany.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $30 million for the third quarter of fiscal 2007, a decrease of $28 million compared to the year-ago period, resulting from higher interest income and a lower debt level, partially offset by the effect of higher average interest rates. General corporate expenses were $83 million in the third quarter, compared to $85 million in the comparable period of the prior year, a decrease primarily due to lower transformation-related expenses, and partially offset by unfavorable foreign currency impacts.

In the third quarter of fiscal 2007, $9 million of tax expense was recognized on $122 million of income from continuing operations before income taxes, or an effective tax rate of 7.8%, compared to an effective tax rate of 17.3% in the third quarter of the prior year. The $9 million of tax expense recognized for the third quarter of fiscal 2007 is the net of:

•

$69 million of income tax expense attributable to the quarter, which was derived by using the estimated effective tax rate related to anticipated annual ordinary income. The term “ordinary income” refers to income from continuing operations before income taxes and excluding significant unusual or infrequently occurring items.

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$60 million of tax benefits related to significant unusual or infrequently occurring items, which were recognized as discrete items in the third quarter of fiscal 2007. These items consisted primarily of contingent tax obligations which were reduced as a result of the lapsing of various statutes of limitation, changes in the estimated cost of repatriating a significant amount of cash to the United States from multiple foreign jurisdictions and an increase in the amount of a capital loss which could be utilized on a significant unusual transaction.

The effective tax rate for the first nine months of 2007 was a tax benefit of (4.5)%, compared to a tax expense of 27.0% in the comparable period last year. For additional information on the tax rate please see page 26 of this news release.

During the third quarter of fiscal 2007, the company did not repurchase any shares of its outstanding common stock. Year-to-date, Sara Lee has repurchased 31 million shares of its common stock at an average price of $15.99 for a total cost of $490 million. At the end of the third quarter, approximately 56 million shares remained authorized by the board of directors for repurchase.

Guidance

A detailed chart summarizing Sara Lee’s guidance is included at the end of this section.

Sara Lee currently expects full year fiscal 2007 EPS to be in the range of $.60 to $.66 per share, which includes $.08 per share of earnings from discontinued operations owned during the first fiscal quarter, $(.28) per share related to other net significant items incurred during the first nine months, $.21 per share tax benefits realized in the first quarter, and a $.16 per share gain associated with the sale of its tobacco business in fiscal 1999 for which contingent proceeds were received in the first quarter of fiscal 2007. The $.21 per share tax benefit in the first quarter was included in the company’s initial and updated fiscal 2007 guidance, provided on Aug. 8, 2006, Nov. 7, 2006, and Feb. 7, 2007. Sara Lee currently expects to achieve an effective tax rate for fiscal 2007 of 18%.

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Year-over-year EPS improvement will be driven by increased sales and operating segment income, excluding significant items, in each reported segment except international bakery, highlighted by strong improvements from cost reduction actions, continuous improvement and centralization efforts. The company also expects EPS to benefit from previous share repurchases and lower net interest expense.

Sara Lee currently expects net sales for fiscal 2007 to increase by 6% to 6.5% compared to the net sales from continuing operations for fiscal 2006, which do not include $4.5 billion of net sales reported for the branded apparel segment. Sales are expected to be higher as a result of organic business growth as well as favorable currency translation.

	Fiscal 2007 Guidance	Change vs. Last Year	Change vs. Previous Guidance
Diluted EPS	$.60 - $.66/share	NM	$.02/share
Core Sara Lee*	$.63 - $.69/share		—
Q1 tax-related significant item	$.21/share		—
Discontinued operations	$.08/share		—
Other significant items, net	$(.28)/share		$.02/share
Contingent tobacco sale proceeds	$.16/share		—
Net sales	$12+ billion	+6% - 6.5%**	+1% - 0.5%
Core unit volumes	NA	0%	(1)% - (2)%
Operating margin	7.1 - 7.3%***	+.4 - .6 pts.****	—
Interest expense, net	$140 million	$(88) million	—
Tax rate	18%	NM	(11) pts.
Euro/dollar exchange rate	$1.30	+6%	+1%
Capital expenditures^	$675 million	+8%	—
Cash flow from operations	$300 - $400 million	NM	$(100) million
Annualized dividend	$.40/share	NM	—
Share repurchase	$500 million	NM	—

* The line items in the table above titled “Core Sara Lee” present Sara Lee’s results from and forecasts relating to continuing operations. Core Sara Lee includes the tax benefits related to significant unusual or infrequently occurring items in the first quarter as identified in the table above, as well as additional tax expense the company expects to incur in connection with the anticipated repatriation of foreign earnings to the United States. These two items were included in management’s annual earnings guidance provided on Aug. 8, 2006, and in the previously forecast anticipated tax rate of 25%, which now has been revised to 18%. Core Sara Lee excludes the results of discontinued operations, other significant items and the tobacco gain, which are separately identified in the table above, as well as any future significant events that may occur, the nature, timing and financial impact of which are not yet known. Management believes that presenting diluted EPS for Core Sara Lee enables investors to better understand earnings for the base business and the impact of significant items.

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** Represents the change in projected fiscal 2007 net sales of $12+ billion from fiscal 2006 net sales from continuing operations of $11.5 billion. In its Form 10-K for fiscal 2006, Sara Lee reported total fiscal 2006 net sales from continuing operations of $15.9 billion, which included $4.5 billion net sales attributable to the Hanesbrands business and $11.5 billion net sales attributable to the ongoing Sara Lee business. When the Hanesbrands spin-off was completed on Sept. 5, 2006, Hanesbrands became a discontinued operation for fiscal 2007 and for all prior periods.

*** Represents the projected fiscal 2007 operating margin for continuing operations for Core Sara Lee. The projected fiscal 2007 operating income from continuing operations used in the operating margin calculation excludes $348 million of net charges related to the following significant items reported in the first nine months of fiscal 2007; charges of $178 million from exit activities and transformation costs; charges of $156 million for impairments; charges of $30 million for accelerated depreciation; and gains of $16 million from business disposition activities. It also excludes contingent sale proceeds of $120 million related to the fiscal 1999 sale of the tobacco operations and any future significant events that may occur, the nature, timing and financial impact of which are not yet known. The projected fiscal 2007 operating margin for continuing operations, including the $348 million of net charges relating to the significant items reported in the first nine months of fiscal 2007 and $120 million of contingent tobacco sale proceeds identified above, would be 5.2% – 5.4%. “Significant items” are income or charges that management believes have had or are likely to have a significant impact on earnings for the period in which the item is recognized and that affect the comparability of underlying results from period to period. Management believes that excluding these significant items from fiscal 2007 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance.

**** Represents the change in projected fiscal 2007 operating margin for continuing operations compared to fiscal 2006 operating margin for Core Sara Lee of 6.7%. Fiscal 2006 operating income as reported in the corporation’s fiscal 2006 Form 10-K was $911 million. The operating income from continuing operations for fiscal 2006 that was used in computing the 6.7% fiscal 2006 operating margin was $772 million. This amount excludes the following significant items: charges of $327 million from exit activities and transformation costs; charges of $193 million for impairments; charges of $39 million for accelerated depreciation; gains of $78 million from business dispositions; charges of $5 million for hurricane-related losses; and income of $14 million from a change in vacation policy. It also excludes a gain of $114 million related to the fiscal 1999 sale of the tobacco operations. Management believes that excluding these significant items from fiscal 2006 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance. The fiscal 2006 operating income from continuing operations used in the operating margin calculation also excludes the operating segment income and amortization of identifiable intangibles attributable to the Hanesbrands business which, as noted above, became a discontinued operation for fiscal 2007 and for all prior periods as of Sept. 5, 2006.

^ Includes $21 million in capital expenditures for discontinued operations during the first nine months of fiscal 2007.

Form 10-Q

In alignment with today’s reporting of Sara Lee’s earnings, the company also filed a Form 10-Q for the third quarter of fiscal 2007 with the Securities and Exchange Commission this morning.

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Webcast

Sara Lee Corporation’s review of third quarter results for fiscal 2007 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss third quarter results and provide an outlook for the full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Saturday, Nov. 10, 2007.

Forward-Looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

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Sara Lee’s transformation plan, such as (vii) the expected impact of the spin-off of Hanesbrands on the corporation’s future effective tax rate; (viii) the impact that the spin-off of the Hanesbrands business will have upon the funding requirements of Sara Lee’s remaining domestic operations and the related cost of remitting additional earnings of foreign subsidiaries to the U.S.; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the transformed business structure, including Sara Lee’s ability to transition customers to different bakery brands, transition to common information systems and processes, and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, major customers and vendors, and Sara Lee’s cost of funds;

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Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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In All Six Segments – For Third Quarter of Fiscal 2007 – Page 15

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Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures, intangible assets and business acquisitions which are sufficient to support the carrying value of the related long-lived assets and goodwill – in particular, it is reasonably likely (i.e., more than remote but less than probable in the judgment of management) that impairments related to the long-lived assets and goodwill of bakery operations in the U.S. and Europe, the meat business in Mexico and the beverage operation in Poland may be recognized in future periods; (xv) the impact of changing interest rates and the cost of capital on the discounted value of planned cash flows; (xvi) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xvii) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xviii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2006, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 16

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at March 31, 2007 and July 1, 2006

(Unaudited)

(In millions)

	March 31, 2007	July 1, 2006
Assets
Cash and equivalents	$2,232	$2,231
Short-term investments	359	—
Trade accounts receivable, less allowances	1,287	1,216
Inventories
Finished goods	731	603
Work in process	36	38
Materials and supplies	305	278

	1,072	919
Other current assets	295	317
Assets of discontinued operations held for disposal	—	2,253

Total current assets	5,245	6,936
Other noncurrent assets	106	109
Property, net	2,373	2,319
Trademarks and other identifiable intangibles, net	1,043	1,049
Goodwill	2,713	2,774
Assets held for sale	2	1
Assets of discontinued operations held for disposal	—	1,563

	$11,482	$14,751

Liabilities and Stockholders' Equity
Notes payable	$40	$1,776
Accounts payable	926	1,022
Accrued liabilities	1,990	2,252
Current maturities of long-term debt	981	366
Liabilities of discontinued operations held for disposal	—	1,024

Total current liabilities	3,937	6,440
Long-term debt	3,241	3,806
Pension obligation	269	233
Deferred tax liability	171	66
Other liabilities	1,176	1,327
Liabilities of discontinued operations held for disposal	—	367
Minority interests in subsidiaries	58	63
Common stockholders' equity	2,630	2,449

	$11,482	$14,751

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 17

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Nine Months Ended March 31, 2007 and April 1, 2006

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Continuing operations
Net sales	$3,006	$2,754	$9,079	$8,491

Cost of sales	1,820	1,694	5,588	5,217
Selling, general and administrative expenses	1,000	923	2,982	2,875
Net charges for (income from ) exit activities, asset and business dispositions	30	(14)	69	41
Impairment charges	4	—	156	—
Contingent sale proceeds	—	—	(120)	(114)
Interest expense	66	76	203	224
Interest income	(36)	(18)	(96)	(55)

	2,884	2,661	8,782	8,188

Income from continuing operations before income taxes	122	93	297	303
Income tax expense (benefit)	9	16	(14)	82

Income from continuing operations	113	77	311	221

Discontinued operations
Net income (loss) from discontinued operations, net of tax expense of $0, $39, $30, and $4	—	(102)	62	44
Gain on disposition of discontinued operations, net of tax expense (benefit) of $0, ($43), $2, and $60	3	67	14	282

Net income	$116	$42	$387	$547

Income from continuing operations per common share
Basic	$0.15	$0.10	$0.42	$0.29

Diluted	$0.15	$0.10	$0.42	$0.29

Net income per common share
Basic	$0.16	$0.06	$0.52	$0.71

Diluted	$0.16	$0.06	$0.52	$0.71

Average shares outstanding
Basic	735	761	744	768

Diluted	738	765	746	770

Cash dividends per common share	$0.1000	$0.1975	$0.3000	$0.5925

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 18

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Nine Months Ended March 31, 2007 and April 1, 2006

(In millions)

(Unaudited)

	Nine Months Ended
	March 31, 2007	April 1, 2006
Operating activities—
Net income	$387	$547
Less: Cash received from contingent sale proceeds	(120)	(114)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	320	394
Amortization of intangibles	89	118
Impairment charges	156	394
Net gain on business dispositions	(38)	(428)
Decrease in deferred income taxes	(29)	(107)
Other	75	(5)
Changes in current assets and liabilities, net of businesses acquired and sold	(742)	64

Net cash from operating activities	98	863

Investment activities—
Purchases of property and equipment	(354)	(355)
Purchases of software and other intangibles	(73)	(12)
Acquisitions of businesses and investments	—	(76)
Dispositions of businesses and investments	351	672
Cash received from loans receivable	688	33
Cash received from contingent sale proceeds	120	114
Cash used in derivative transactions	(25)	(37)
Cash used to invest in short-term investments	(639)	—
Cash received from maturing short-term investments	299	—
Sales of assets	59	78

Net cash from investment activities	426	417

Financing activities—
Issuances of common stock	33	22
Purchases of common stock	(490)	(562)
Borrowings of long-term debt	2,895	35
Repayments of long-term debt	(407)	(243)
Short-term (repayments) borrowings, net	(1,713)	1,344
Cash transferred to Hanesbrands Inc. in spin off	(650)	—
Payments of dividends	(301)	(459)

Net cash (used in) from financing activities	(633)	137

Effect of changes in foreign exchange rates on cash	96	17

(Decrease) increase in cash and equivalents	(13)	1,434
Add: Cash balance of discontinued operations at beginning of year	14	37
Less: Cash balance of discontinued operations at end of quarter	—	(32)
Cash and equivalents at beginning of year	2,231	533

Cash and equivalents at end of quarter	$2,232	$1,972

Components of changes in current assets and liabilities:
Decrease in trade accounts receivable	$8	$79
(Increase) decrease in inventories	(138)	47
Increase in other current assets	(36)	(72)
Decrease in accounts payable	(52)	(131)
Decrease in accrued liabilities	(245)	(30)
(Decrease) increase in accrued taxes	(279)	171

Changes in current assets and liabilities, net of businesses acquired and sold	$(742)	$64

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 19

SARA LEE CORPORATION AND SUBSIDIARIES

Sales by Industry Segment

For the Quarter and Nine Months Ended March 31, 2007 and April 1, 2006

(In millions)

	Third Quarter Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$645	$607	6.2%
North American Retail Bakery	476	449	6.1
Foodservice	529	521	1.4
International Beverage	658	560	17.5
International Bakery	195	175	11.4
Household and Body Care	507	443	14.3

Total of business segments	3,010	2,755	9.2
Intersegment sales	(4)	(1)	(90.6)

Net sales from continuing operations	$3,006	$2,754	9.2%

	Nine Months Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$1,963	$1,894	3.7%
North American Retail Bakery	1,474	1,372	7.5
Foodservice	1,681	1,651	1.8
International Beverage	1,896	1,683	12.7
International Bakery	594	557	6.6
Household and Body Care	1,481	1,340	10.5

Total of business segments	9,089	8,497	7.0
Intersegment sales	(10)	(6)	(54.7)

Net sales from continuing operations	$9,079	$8,491	6.9%

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 20

SARA LEE CORPORATION AND SUBSIDIARIES

Income from Continuing Operations Before Income Taxes by Industry Segment

For the Quarter and Nine Months Ended March 31, 2007 and April 1, 2006

(In millions)

	Third Quarter Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$31	$50	(36.6)%
North American Retail Bakery	(12)	(6)	(86.9)
Foodservice	39	28	42.0
International Beverage	121	127	(5.0)
International Bakery	14	13	2.2
Household and Body Care	59	40	48.1

Total operating segment income	252	252	0.2
Amortization of intangibles	(17)	(16)	(6.9)
General corporate expenses	(83)	(85)	3.1
Contingent sale proceeds	—	—	—

Total operating income	152	151	1.5
Net interest expense	(30)	(58)	48.3

Income from continuing operations before income taxes	$122	$93	32.4%

	Nine Months Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$52	$117	(55.4)%
North American Retail Bakery	(4)	(27)	83.9
Foodservice	117	96	22.3
International Beverage	203	257	(20.9)
International Bakery	32	46	(30.4)
Household and Body Care	193	155	24.4

Total operating segment income	593	644	(7.8)
Amortization of intangibles	(49)	(45)	(7.6)
General corporate expenses	(260)	(241)	(8.0)
Contingent sale proceeds	120	114	5.1

Total operating income	404	472	(14.3)
Net interest expense	(107)	(169)	36.8

Income from continuing operations before income taxes	$297	$303	(1.7)%

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 21

SARA LEE CORPORATION AND SUBSIDIARIES

Non-GAAP Adjusted Operating Income by Industry Segment

For the Quarter and Nine Months Ended March 31, 2007 and April 1, 2006

(In millions)

	Third Quarter Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$31	$50	(36.6)%
North American Retail Bakery	(12)	(6)	(86.9)
Foodservice	39	28	42.0
International Beverage	121	127	(5.0)
International Bakery	14	13	2.2
Household and Body Care	59	40	48.1

Total operating segment income	252	252	0.2
Amortization of intangibles	(17)	(16)	(6.9)
General corporate expenses	(83)	(85)	3.1
Contingent sale proceeds	—	—	—

Total operating income	152	151	1.5

Less: Significant income (expense) items included above:
Changes in foreign currency exchange rates	—	(12)	NM
Significant items—business segments	(60)	(9)	NM
Unallocated significant items	(9)	(29)	68.7
Acquisitions/Dispositions	2	—	NM

Adjusted operating income	$219	$201	9.1%

	Nine Months Ended
	March 31, 2007	April 1, 2006	Percent Change
North American Retail Meats	$52	$117	(55.4)%
North American Retail Bakery	(4)	(27)	83.9
Foodservice	117	96	22.3
International Beverage	203	257	(20.9)
International Bakery	32	46	(30.4)
Household and Body Care	193	155	24.4

Total operating segment income	593	644	(7.8)
Amortization of intangibles	(49)	(45)	(7.6)
General corporate expenses	(260)	(241)	(8.0)
Contingent sale proceeds	120	114	5.1

Total operating income	404	472	(14.3)

Less: Significant income (expense) items included above:
Contingent sale proceeds	120	114	5.1
Changes in foreign currency exchange rates	—	(28)	NM
Significant items—business segments	(289)	(103)	NM
Unallocated significant items	(59)	(67)	11.6
Acquisitions/Dispositions	4	6	(28.0)

Adjusted operating income	$628	$550	14.2%

* Adjusted operating income is a non-GAAP measure that excludes the impact of significant items and contingent sales proceeds. See pages 27-28 for a detailed explanation of this and other non-GAAP measures used in this release.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 22

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2007	2006			2007	2006
North American Retail Meats
Net sales	$645	$607	$38	6.2%	$1,963	$1,894	$69	3.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$5	$(5)
Acquisition	5	—	5		17	—	17

Adjusted net sales*	$640	$605	$35	5.7%	$1,946	$1,889	$57	3.0%

Operating segment income	$31	$50	$(19)	(36.6)%	$52	$117	$(65)	(55.4)%

Operating margin %	4.9%	8.2%		(3.3)%	2.7%	6.2%		(3.5)%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(18)	$(1)	$(17)		$(25)	$(11)	$(14)
Transformation charges	(6)	(4)	(2)		(12)	(17)	5
Impairment charge	—	—	—		(34)	—	(34)
Accelerated depreciation	—	(4)	4		(27)	(6)	(21)
Change in vacation policy	—	—	—		—	3	(3)
Acquisition	—	—	—		(2)	—	(2)

Adjusted operating segment income*	$55	$59	$(4)	(3.6)%	$152	$148	$4	3.7%

Adjusted operating margin %*	8.7%	9.6%		(0.9)%	7.8%	7.8%		—%
North American Retail Bakery
Net sales	$476	$449	$27	6.1%	$1,474	$1,372	$102	7.5%

Increase/(decrease) in net sales from:
Acquisitions	$25	$—	$25		$92	$—	$92

Adjusted net sales*	$451	$449	$2	0.5%	$1,382	$1,372	$10	0.8%

Operating segment income (loss)	$(12)	$(6)	$(6)	(86.9)%	$(4)	$(27)	$23	83.9%

Operating margin %	(2.6)%	(1.5)%		(1.1)%	(0.3)%	(2.0)%		1.7%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(3)	$(2)	$(1)		$(5)	$(4)	$(1)
Transformation charges	(11)	(4)	(7)		(17)	(14)	(3)
Accelerated depreciation	—	(1)	1		(2)	(6)	4
Change in vacation policy	—	—	—		—	3	(3)
Acquisition	2	—	2		6	—	6

Adjusted operating segment income (loss)*	$—	$1	$(1)	NM	$14	$(6)	$20	NM

Adjusted operating margin %*	(0.1)%	0.1%		(0.2)%	0.9%	(0.5)%		1.4%
Sara Lee Foodservice
Net sales	$529	$521	$8	1.4%	$1,681	$1,651	$30	1.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(1)	$1

Adjusted net sales*	$529	$521	$8	1.4%	$1,681	$1,652	$29	1.8%

Operating segment income	$39	$28	$11	42.0%	$117	$96	$21	22.3%

Operating margin %	7.3%	5.2%		2.1%	7.0%	5.8%		1.2%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(2)	$(4)	$2		$(6)	$(4)	$(2)
Transformation charges	(1)	(1)	—		(2)	(5)	3
Accelerated depreciation	—	(1)	1		(1)	(3)	2
Change in vacation accrual	—	—	—		—	4	(4)
Hurricane losses	—	—	—		—	(5)	5

Adjusted operating segment income*	$42	$34	$8	24.1%	$126	$109	$17	15.9%

Adjusted operating margin %*	7.8%	6.4%		1.4%	7.5%	6.6%		0.9%

* Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See	pages 27-28 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 23

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2007	2006			2007	2006
International Beverage
Net sales	$658	$560	$98	17.5%	$1,896	$1,683	$213	12.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(46)	$46		$—	$(112)	$112
Dispositions	—	8	(8)		—	43	(43)

Adjusted net sales*	$658	$598	$60	10.0%	$1,896	$1,752	$144	8.2%

Operating segment income	$121	$127	$(6)	(5.0)%	$203	$257	$(54)	(20.9)%

Operating margin %	18.5%	22.8%		(4.3)%	10.7%	15.3%		(4.6)%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(9)	$9		$—	$(19)	$19
Exit activities, asset and business dispositions	(5)	35	(40)		(10)	(10)	—
Transformation charges	(2)	(11)	9		(6)	(15)	9
Impairment charges	—	—	—		(118)	—	(118)
Accelerated depreciation	—	—	—		—	(3)	3
Dispositions	—	—	—		—	6	(6)

Adjusted operating segment income*	$128	$112	$16	13.3%	$337	$298	$39	13.0%

Adjusted operating margin %*	19.5%	19.0%		0.5%	17.8%	17.1%		0.7%
International Bakery
Net sales	$195	$175	$20	11.4%	$594	$557	$37	6.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(15)	$15		$—	$(37)	$37

Adjusted net sales*	$195	$190	$5	2.4%	$594	$594	$—	0.0%

Operating segment income	$14	$13	$1	2.2%	$32	$46	$(14)	(30.4)%

Operating margin %	6.9%	7.5%		(0.6)%	5.4%	8.2%		(2.8)%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(3)	$3
Exit activities, asset and business dispositions	—	2	(2)		(8)	(3)	(5)
Transformation charges	(1)	—	(1)		(2)	(1)	(1)

Adjusted operating segment income*	$15	$12	$3	14.2%	$42	$53	$(11)	(21.4)%

Adjusted operating margin %*	7.3%	6.5%		0.8%	7.0%	9.0%		(2.0)%
Household and Body Care
Net sales	$507	$443	$64	14.3%	$1,481	$1,340	$141	10.5%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(29)	$29		$—	$(69)	$69
Acquisitions/Dispositions	3	1	2		3	3	—

Adjusted net sales*	$504	$471	$33	6.8%	$1,478	$1,406	$72	5.1%

Operating segment income	$59	$40	$19	48.1%	$193	$155	$38	24.4%

Operating margin %	11.6%	9.0%		2.6%	13.0%	11.6%		1.4%
Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(6)	$6
Exit activities, asset and business dispositions	(4)	(9)	5		1	11	(10)
Transformation charges	(3)	(3)	—		(11)	(7)	(4)
Impairment charges	(4)	—	(4)		(4)	—	(4)
Accelerated depreciation	—	(1)	1		—	(10)	10

Adjusted operating segment income*	$70	$55	$15	26.8%	$207	$167	$40	23.2%

Adjusted operating margin %*	13.9%	11.7%		2.2%	14.0%	11.9%		2.1%

* Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 27-28 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 24

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2007	2006			2007	2006
Total Sara Lee
Net sales	$3,006	$2,754	$252	9.2%	$9,079	$8,491	$588	6.9%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(88)	$88		$—	$(214)	$214
Acquisitions/Dispositions	33	9	24		112	46	66

Adjusted net sales*	$2,973	$2,833	$140	4.9%	$8,967	$8,659	$308	3.6%

Operating income	$152	$151	$1	1.5%	$404	$472	$(68)	(14.3)%

Operating margin %	5.1%	5.4%		(0.3)%	4.4%	5.6%		(1.2)%
Increase/(decrease) in operating segment income from:
Contingent sale proceeds	$—	$—	$—		$120	$114	$6
Changes in foreign currency exchange rates	—	(12)	12		—	(28)	28
Exit activities, asset and business dispositions	(30)	14	(44)		(69)	(41)	(28)
Transformation charges	(35)	(44)	9		(93)	(109)	16
Impairment charges	(4)	—	(4)		(156)	—	(156)
Accelerated depreciation	—	(8)	8		(30)	(29)	(1)
Hurricane losses	—	—	—		—	(5)	5
Change in vacation policy	—	—	—		—	14	(14)
Acquisitions/Dispositions	2	—	2		4	6	(2)

Adjusted operating income*	$219	$201	$18	9.1%	$628	$550	$78	14.2%

Adjusted operating margin %*	7.3%	7.1%		0.2%	7.0%	6.3%		0.7%

* Adjusted net sales, adjusted operating income and adjusted operating margin are non-GAAP measures.

See pages 27-28 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth In All Six Segments – For Third Quarter of Fiscal 2007 – Page 25

Sara Lee Corporation

Net Sales Bridge

Third Quarter Fiscal 2007

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments and the company's three businesses.

Third Quarter Fiscal 2007	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acquisitions/ Divestitures	+	Foreign Exchange	=	Total Net Sales Change
North American Retail Meats*	1.5%		4.2%		5.7%		0.9%		-0.4%		6.2%
North American Retail Bakery	-4.4%		4.9%		0.5%		5.6%		0.0%		6.1%
Sara Lee Food & Beverage	-1.7%		5.2%		3.5%		3.0%		-0.3%		6.2%
Sara Lee Foodservice	-1.2%		2.6%		1.4%		0.0%		0.0%		1.4%
International Beverage	-1.0%		11.0%		10.0%		-1.7%		9.2%		17.5%
International Bakery	3.5%		-1.1%		2.4%		0.0%		9.0%		11.4%
Household and Body Care	4.9%		1.9%		6.8%		0.5%		7.0%		14.3%
Sara Lee International	1.7%		5.9%		7.6%		-0.6%		8.4%		15.4%
Total Continuing Business	-0.1%		5.0%		4.9%		0.9%		3.4%		9.2%

First Nine Months Fiscal 2007	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acquisitions/ Divestitures	+	Foreign Exchange	=	Total Net Sales Change
North American Retail Meats*	0.5%		2.5%		3.0%		1.0%		-0.3%		3.7%
North American Retail Bakery	-4.0%		4.8%		0.8%		6.7%		0.0%		7.5%
Sara Lee Food & Beverage	-2.0%		4.1%		2.1%		3.4%		-0.2%		5.3%
Sara Lee Foodservice	0.2%		1.6%		1.8%		0.0%		0.0%		1.8%
International Beverage	5.2%		3.0%		8.2%		-2.9%		7.4%		12.7%
International Bakery	1.3%		-1.3%		0.0%		0.0%		6.6%		6.6%
Household and Body Care	5.3%		-0.2%		5.1%		0.0%		5.4%		10.5%
Sara Lee International	4.6%		1.1%		5.7%		-1.4%		6.6%		10.9%
Total Continuing Business	1.3%		2.3%		3.6%		0.7%		2.6%		6.9%

Notes:

* The unit volume change in the North American Retail Meats business segment includes unit volume for both the retail meats business and the commodity meats business. Previously the company reported only changes in the retail meats business unit volume for the North American Retail Meats business segment, and did not report unit volumes for the commodity meats business. The unit volume change for the third quarter reflects a 3.2% growth in the retail meats business and a decline of (6.5)% in the commodity meats business. The unit volume change for the first nine months reflects a 2.4% growth in the retail meats business and a decline of (9.3)% in the commodity meats business.

** Adjusted Net Sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. See pages 27-28 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth

In All Six Segments – For Third Quarter of Fiscal 2007 – Page 26

Sara Lee Corporation

Summary of Income Tax Amounts for the Third Quarter and

Year-to-Date Period Ending March 31, 2007

	Second Quarter YTD	Third Quarter	Third Quarter YTD
Income before income tax expense
Continuing operations	175	122	297
Discontinued operations	92		92
Disposition of discontinued operations	14	3	17

	281	125	406
Income tax (benefit) expense
Continuing operations	(23)	9	(14)
Discontinued operations	30		30
Disposition of discontinued operations	3		3

	10	9	19
Income
Continuing operations	198	113	311
Discontinued operations	62		62
Disposition of discontinued operations	11	3	14

Net income	271	116	387

Effective Tax Rates	Second Quarter YTD	Third Quarter	Third Quarter YTD	Fiscal 2007 Guidance
Continuing operations
Tax rate on estimated annual pretax income excluding significant unusual or infrequently occuring items	61.4%	57.5%	59.8%
Taxes on significant unusual or infrequently occurring items	-74.4%	-49.7%	-64.3%

Effective tax rate continuing operations	-13.0%	7.8%	-4.5%	18.0%
Discontinued operations	33.0%		33.0%
Gain on sale of discontinued operations	14.6%		12.2%
Total company	3.4%	7.6%	4.7%

U.S. GAAP requires that interim period tax provisions be determined as follows:

•

At the end of each quarter the corporation estimates the tax that will be provided for the fiscal year stated as a precentage of ordinary income for the fiscal year. The term “ordinary income” refers to income from continuing operations before income taxes excluding unusual or infrequently occurring items. Discontinued operations are excluded in determining ordinary income. Changes in tax laws or rates and effects of changes in judgment about beginnning of the year valuation allowances are excluded from the estimated annual effective rate.

The estimated effective rate related to anticipated annual ordinary income was 61.4% at the end of the second quarter and 59.8% at the end of the third quarter. The tax expense or benefit related to ordinary income in each quarter is the difference between the most recent year-to-date and prior quarter year-to-date computations. The corporation currently expects the effective tax rate on continuing operations, excluding the impact of significant unusual or infrequently occuring items, to be 59.8% in the fourth quarter. If there are no further unusual or infrequently occuring items in the last quarter of the year, the corporation would expect the effective tax rate on continuing operations to be approximately 18% for the full year.

•

The tax effects of unusual or infrequently occuring items, as well as the tax effects of changes in tax rates or laws and changes in judgments about beginning of the year valuation allowances are recognized in the interim period in which the events occur. The significant unusual or infrequently occuring items recognized in the determination of the tax rate for the third quarter and first nine months of fiscal 2007 were $61 million and $191 million respectively. Substantially all of these amounts relate to the following:

1. The corporation sold the shares of a subsidiary which resulted in a $157 million tax benefit in the first quarter of 2007. As a result of a capital gain resulting from the disposition of another business, the corporation determined in the third quarter that this benefit could be increased to $169 million.

2. In the second quarter after considering the lower profit expectations of a Brazilian coffee operation, the corporation concluded that it was necessary to recognize a full $27 million valuation allowance on the deferred tax assets in the Brazilian tax jurisdiction.

3. Contingent tax obligations were reduced by $32 million after the statutes of limitation in multiple tax jurisdictions lapsed in the third quarter of 2007.

4. The taxes provided on the fiscal 2006 earnings of the corporation were reduced by $20 million in the third quarter of fiscal 2007 primarily as a result of a change in the estimated cost of repatriating $1.7 billion of cash from multiple foreign jurisdictions.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth

In All Six Segments – For Third Quarter of Fiscal 2007 – Page 27

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release, Sara Lee highlights certain items that have significantly impacted the corporation’s results and uses certain non-GAAP financial measures to help investors understand the financial impact that these significant items have had on the corporation’s financial results. These significant items and non-GAAP financial measures are described below.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized and that affect the comparability of underlying results from period to period. Significant items include the impact of businesses acquired or disposed of after the start of the fiscal period presented, the impact of changes in foreign currency exchange rates, charges for exit activities, transformation costs, impairment charges, accelerated depreciation, income recognized from change in vacation policy and the receipt of contingent tobacco sale proceeds. Management highlights these significant items to provide investors with greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and also to provide more meaningful comparability between Sara Lee’s financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

In this press release, management presents adjusted net sales, adjusted operating segment income, adjusted operating income, adjusted operating margin and, in the Guidance section, Core Sara Lee, which are non-GAAP financial measures that exclude the impact of the significant items from net sales, operating income, operating segment income, operating margin or diluted EPS computed in accordance with GAAP. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends, and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors frequently have requested information from management regarding significant items, and management believes that investors use these non-GAAP measures to assess Sara Lee’s historical financial performance and to project future financial results for the corporation. Management also uses these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items excluded in the calculation of adjusted net sales, adjusted operating segment income, adjusted operating income and Core Sara Lee will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee Corporation Reports 9% Higher Net Sales – With Growth

In All Six Segments – For Third Quarter of Fiscal 2007 – Page 28

As a result, management believes these non-GAAP financial measures give investors a more complete understanding of Sara Lee’s underlying sales and profit trends. The following is a summary of the non-GAAP financial measures presented in this press release.

“Adjusted Net Sales” is a non-GAAP financial measure that excludes from net sales the impact of businesses acquired or disposed after the start of the fiscal period presented and excludes the impact of changes in foreign currency exchange rates.

“Adjusted Operating Income” is a non-GAAP financial measure that excludes from operating income the impact of significant items such as charges for exit activities, the results of businesses acquired or disposed after the start of the fiscal period presented, transformation costs, impairment charges, accelerated depreciation, change in vacation policy, changes in foreign currency exchange rates, unusual tax benefits (charges) recognized in the fiscal period presented, and the receipt of contingent tobacco sale proceeds.

“Adjusted Operating Segment Income” is a non-GAAP financial measure that excludes from the operating segment income of a specified business segment the impact of significant items such as charges for exit activities, the results of businesses acquired or disposed after the start of the fiscal period presented, transformation costs, impairment charges, accelerated depreciation, changes in foreign currency exchange rates and change in vacation policy.

“Adjusted Operating Margin” is a non-GAAP financial measure that equals Adjusted Operating Income divided by Adjusted Net Sales of the corporation, in the case of computing adjusted operating margin for Sara Lee, or Adjusted Net Sales for a business segment divided by Adjusted Operating Segment Income for that business segment, in the case of computing adjusted operating margin for a specific business segment.